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                                                                    Exhibit 10.2

                                   AGREEMENT

     This Confidential Agreement ("Agreement") is made and entered into as of the 11th day of June, 1997 (the "Effective Date") and is amended and restated in its entirety as of the 14th day of August, 1997, among Summit Medical Systems, Inc., a Minnesota corporation ("Summit"), Charles L. McIntosh, an individual resident of Maryland ("McIntosh") and Gail J. Greenberg, an individual resident of Maryland ("Greenberg" and together with McIntosh, the "Shareholders").

     WHEREAS, the Shareholders hold shares of Common Stock of Summit issued in connection with Summit's acquisition of C.L. McIntosh & Associates, Inc., a Maryland corporation ("CLMA") by means of merger pursuant to an Agreement and Plan of Merger, dated as of December 31, 1996 (the "Merger Agreement"), among Summit, CLM Acquisition Corp. and CLMA; and

     WHEREAS, Summit recognizes the significant contribution of CLMA to Summit and desires to eliminate any distractions from the performance of McIntosh as President of CLMA and Greenberg as Senior Vice President of CLMA.

     NOW, THEREFORE, for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:


1.   Closing and Payment.
     -------------------

     1.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dorsey & Whitney LLP, in Minneapolis, Minnesota, on the 11th day of June, 1997 at 9:00 a.m. (the "Closing Date").

     1.2  Payment.  Subject to the terms and conditions of this Agreement, in
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consideration for the agreements and covenants of the Shareholders set forth herein, on the Closing Date Summit shall pay to the Shareholders $ 1.8 Million in cash at the Closing and, on August 14, 1997, shall issue 88,888 shares of Common Stock of Summit (which represent $199,998 in value based on the closing price of the Common Stock of Summit (as reported on the Nasdaq National Market on August 13, 1997), registered in the names of the shareholders. The cash and certificates to be paid or delivered to the Shareholders shall be allocated between the Shareholders in proportion to their respective former holdings of shares of CLMA Common Stock. The payment shall be made by wire transfer to accounts specified by each of the Shareholders no later than one business day prior to the Closing Date.

2.   Release.   Each Shareholder on behalf of such Shareholder and such
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Shareholder's heirs, relatives, executors, administrators, successors, assigns, agents and insurers, does hereby fully, finally and forever discharge Summit and all of its officers, directors, employees, agents, affiliates and shareholders from any and all actions, claims, suits, damages, debts, judgments, levies, executions or liability of any kind or character, asserted or unasserted, direct or indirect, which such Shareholder, such Shareholder's heirs, relatives, executors, administrators, successors, assigns,
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agents, and insurers have or may have by reason of any matter, fact or thing, known to the Shareholders and occurring on or prior to the date of this Agreement; provided that such Shareholder reserves any rights he or she may have under the terms of the Merger Agreement and any related agreements. Summit on behalf of itself and its successors, assigns, agents and insurers, does hereby fully, finally and forever discharge CLMA and all of its officers, directors, employees, agents, affiliates and shareholders and the Shareholders and all of their heirs, relatives, executors, administrators, successors, assigns, agents and insurers from any and all actions, claims, suits, damages, debts, judgments, levies, executions or liability of any kind or character, whether asserted or unasserted, direct or indirect, which Summit, its successors, assigns, agents, and insurers have or may have by reason of any matter, fact or thing, known to Summit and occurring on or prior to the date of this Agreement; provided that Summit reserves any rights it may have under the terms of the Merger Agreement and any related agreements.

3.   Confidentiality.  The parties shall not disclose the terms of this
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Agreement to any third-party and shall keep such terms confidential, except as follows: (a) as required by law, court order, subpoena, judicial proceedings;
(b) with the advanced written consent of the other party or (c) have become generally known to the public through no wrongful act of the party.

4.   Indemnification.  Summit agrees to indemnify and hold each Shareholder
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harmless from and against any claims, liabilities, damages, judgments, penalties, fines or expenses of any type whatsoever incurred by such Shareholder arising out of the execution, delivery and performance of this Agreement.

5.   Miscellaneous.
     -------------

     5.1 Amendments. Waivers. Etc. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only in writing signed by all the parties.

     5.2 Assignment. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns. No party may assign this Agreement or any of its rights or obligations hereunder, in whole or in part, without the prior written approval of the other parties.

     5.3 Severability. Any term or provision of this Agreement that is found to be invalid or unenforceable by a court of competent jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof.

     5.4 Headings. The headings of the articles and sections of this Agreement have been inserted for convenience of reference only and shall not affect in any way

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the meaning or interpretation of this Agreement or constitute a part of this
Agreement.

     5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, excluding its choice of law rules.

     5.6 Counterparts. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     5.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations between the parties, whether written or oral, to the extent they relate in any way to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, as of the Effective Date.

                                    /s/ CHARLES L. MCINTOSH
                                    --------------------------------------------
                                    Charles L. McIntosh

                                    /s/ GAIL J. GREENBERG
                                    --------------------------------------------
                                    Gail J. Greenberg


                                    SUMMIT MEDICAL SYSTEMS, INC.


                                    By /s/ RICHARD J. WILLEMIN
                                      ------------------------------------------

                                    Name   RICHARD J. WILLEMIN
                                        ----------------------------------------

                                    Title  Interim Chief Executive
                                         ---------------------------------------
                                           Officer and Chief
                                         ---------------------------------------
                                           Financial Officer
                                         ---------------------------------------

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